Exhibit 10.1

EXECUTION COPY

July 13, 2006

Richard Miles

Re: Employment Agreement

Dear Dick,

This is to set forth the principal terms of an employment relationship between you and Quantum Geophysical (the “Company”).  This offer is subject to a successful closing of the proposed acquisition of Grant Geophysical, Inc. by Geokinetics, Inc. This agreement will replace and supersede your current employment agreement with Grant Geophysical. Please review the following and, if acceptable, please indicate your acceptance in the place marked below.

1.               Your position will be President of the international business unit of Quantum Geophysical, a wholly owned subsidiary of Geokinetics Inc. You will manage the acquisition business for all areas outside of North America. You will report to the President and CEO of Geokinetics. You will devote substantially all of your business time and attention and best efforts to the affairs of Geokinetics. You will start employment immediately upon closing the proposed acquisition. You will be based in Houston Texas, should your position, base location or reporting structure change at any time without your agreement you will have the right to voluntarily leave with 30 days notice and still be entitled to compensation as described in (5) below.

2.               You will be paid an annual salary at the rate of $336,672 plus reimbursement of business expenses to include current country clubs dues and fees against proper vouchers in accordance with Company policy. Your salary will be reviewed annually, and will not be reduced without your consent or you will have the right to voluntarily leave, and be entitled to compensation as described in (5) below.

3.               You will be granted 200,000 restricted shares of Geokinetics stock. Restrictions will be lifted in three equal, yearly installments beginning 1 year from your date of hire. This grant will be subject to shareholder approval of a modified Employee Stock Option Plan associated with the acquisition of Grant, which plan will govern terms associated with the shares such as change of control, etc.

4.               In addition to your salary, you will be eligible to participate in an executive incentive program where you could earn additional sums as a bonus based upon the annual performance of Geokinetics in relation to its cash flow. Cash flow would be earnings before depreciation, interest and taxes, less Capex budget overages not previously approved by the Board of Directors (“EBITDA” less Capex overages).  An annual bonus pool will be established for Executives and key employees consisting of 5% of the difference of EBlTDA less CAPEX overages (“Bonus Pool”).  If earnings from operations are negative, no bonus will be payable. The allocation of this pool among the Executives and key employees would be determined by the Board of Directors and would be paid within 90 days after the end of the bonus earning year. The maximum award you can receive is two times your annual base salary. For the 2006 award year, paid in 2007, you will receive a minimum bonus of $200,000 less any payments made to you during 2006 under the Grant 2006 bonus plan.

5.               Should the Company sever your employment for any reason, other than for cause, you would be entitled to receive as compensation a sum equal to your annual base salary and the Company will pay for your medical insurance coverage at your then existing level for a period of one year.

6.               You will agree not to compete in the seismic service industry during your employment and for a period of 1 year after termination either at the company’s election (provided that payment in (5) above has been made) or if you voluntarily leave the company. The non-compete would be restricted to the areas where the Company is operating at the time of your termination. You will agree to execute Company non-disclosure and confidentiality agreements with respect to disclosure of Company proprietary or confidential information.

7.               You will be entitled to the same employment benefits accorded to executives of the Company generally, including a monthly car allowance of $400, participation in a 401k plan, medical insurance, etc.  You will be entitled to 5 weeks of paid vacation, prorated over an annual employment year if less than twelve months. Any accrued vacation earned through employment with Grant Geophysical, Inc. existing at the time of closing of the proposed acquisition will be cashed out upon closing of the proposed acquisition at the rate of your base annual salary with Grant Geophysical, Inc. immediately prior to the closing of the proposed acquisition.

8.               The term of this agreement shall initially be for a period of three years effective from your date of hire and after two years will extend annually in 1 year increments so that there is always a minimum of one year remaining unless proper notice has been given.

9.               You will have the right to terminate your employment with 30 days written notice at any time after 30 days and within 60 days following the occurrence of a change in control that results in material diminution of your duties.

I look forward to continuing to profitably grow our business together.

Agreed and accepted:

13th day of July, 2006	Sincerely,

/s/ Richard Miles	/s/ David A. Johnson
Richard Miles	David A. Johnson
President & CEO, Geokinetics